Exhibit 99.1

FOR IMMEDIATE RELEASE
January 20, 2021

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FOURTH QUARTER AND YEAR 2020

Earnings Summary
(in thousands except per share data)	4Q 2020	3Q 2020	4Q 2019	Year 2020	Year 2019
Net income	$15,826	$17,447	$16,008	$59,504	$64,540
Earnings per share	$0.89	$0.98	$0.90	$3.35	$3.64
Earnings per share - diluted	$0.89	$0.98	$0.90	$3.35	$3.64

Return on average assets	1.24%	1.38%	1.46%	1.23%	1.49%
Return on average equity	9.64%	10.81%	10.35%	9.36%	10.84%
Efficiency ratio	62.75%	55.99%	58.88%	58.30%	60.70%
Tangible common equity	11.62%	11.68%	12.78%

Dividends declared per share	$0.385	$0.385	$0.380	$1.530	$1.480
Book value per share	$36.77	$36.20	$34.56

Weighted average shares	17,755	17,746	17,737	17,748	17,724
Weighted average shares - diluted	17,769	17,752	17,760	17,756	17,740

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the fourth quarter 2020 of $15.8 million, or $0.89 per basic share, compared to $17.4 million, or $0.98 per basic share, earned during the third quarter 2020 and $16.0 million, or $0.90 per basic share, earned during the fourth quarter 2019.  Earnings for the year ended December 31, 2020 were $59.5 million, or $3.35 per basic share, compared to $64.5 million, or $3.64 per basic share, for the year ended December 31, 2019.

4th Quarter 2020 Highlights

❖	Net interest income for the quarter of $38.6 million was $0.9 million, or 2.5%, above prior quarter and $2.2 million, or 6.2%, above fourth quarter 2019.

❖	Provision for credit losses for the quarter ended December 31, 2020 decreased $1.5 million from prior quarter and $0.9 million from prior year same quarter.

❖	Our loan portfolio decreased $3.7 million, an annualized 0.4%, during the quarter but increased $305.5 million, or 9.4%, from December 31, 2019.

❖
CTBI experienced improvement in loan losses, as our net loan charge-offs for the quarter ended December 31, 2020 decreased to $0.9 million, or 0.10% of average loans annualized, compared to $1.1 million, or 0.12% annualized, experienced for the third quarter 2020 and $1.5 million, or 0.19% annualized, for the fourth quarter 2019.

❖
Asset quality improvement was experienced during the quarter and year 2020, as nonperforming loans at $26.6 million decreased $3.3 million from September 30, 2020 and $7.0 million from December 31, 2019.  Nonperforming assets at $34.3 million decreased $11.2 million from September 30, 2020 and $18.8 million from December 31, 2019.

❖
CTBI experienced significant deposit growth for the quarter and year 2020, as deposits, including repurchase agreements, increased $110.0 million, an annualized 10.3%, during the quarter and $739.5 million, or 20.4%, from December 31, 2019.

❖
Noninterest income for the quarter ended December 31, 2020 of $15.2 million was a $0.3 million, or 2.3%, increase from prior quarter and a $1.9 million, or 14.0%, increase from prior year same quarter.

❖
Two specific transactions in personnel expense significantly impacted our fourth quarter noninterest expense, as noninterest expense for the quarter ended December 31, 2020 of $33.6 million increased $4.2 million, or 14.1%, from prior quarter, and $4.4 million, or 14.9%, from prior year same quarter.

COVID-19

We continue working with our customers through the COVID-19 pandemic.  During the fourth quarter 2020, we approved $10.6 million in CARES Act deferrals.  Our customers continue to show improvement in their ability to resume payments with 3,071 (representing $540 million) having resumed payment status.  At December 31, 2020 the number of customers with CARES Act deferrals reduced to 410 for a total outstanding amount of $130 million.  These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act.  Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans disclosed below.  Please see below for further detail regarding the types of deferrals received and the repayment status of those loans.

CARES Act Loan Deferral Status

	Deferrals
	One Time		Two Times		Three Times		Four Times		Outstanding
(dollars in millions)	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Commercial	841	$571	153	$223	45	$83	3	$3	109	$118
Residential	552	63	100	10	15	2	1	0	108	$9
Consumer	2,088	36	41	1	3	0	0	0	193	3
	3,481	$670	294	$234	63	$85	4	$3	410	$130

As of December 31, 2020, we closed 2,962 Paycheck Protection Program (PPP) loans totaling $277.0 million, stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.  Of these, 2,817 were under $350 thousand, 132 were between $350 thousand and $2.0 million, and 13 were over $2.0 million.  The PPP program expired on August 8, 2020, and no additional loans may be made under the program.  Loan forgiveness began in August 2020.  Through December 31, 2020, we have had $18.8 million of our PPP loans forgiven by the U.S. Small Business Administration (SBA).  An additional stimulus package, Consolidated Appropriations Act 2021, was signed into law in late December providing for additional PPP loans under different qualifying guidelines.  CTBI intends to participate in the second round of lending as soon as possible.

Net Interest Income

Net interest income for the quarter of $38.6 million was an increase of $0.9 million, or 2.5%, from third quarter 2020 and $2.2 million, or 6.2%, from fourth quarter 2019.  Our net interest margin at 3.20% increased 4 basis points from prior quarter but decreased 35 basis points from prior year same quarter, while our average earning assets increased $52.3 million and $743.9 million, respectively, during those same periods.  Our yield on average earning assets decreased 8 basis points from prior quarter and 88 basis points from prior year same quarter, as we continue to find limited high yield investment opportunities for our excess liquidity; and our cost of funds decreased 18 basis points from prior quarter and 76 basis points from prior year same quarter.

Our ratio of average loans to deposits, including repurchase agreements, was 82.3% for the quarter ended December 31, 2020 compared to 82.8% for the quarter ended September 30, 2020 and 88.8% for the quarter ended December 31, 2019.  Year-to-date net interest income for the year ended December 31, 2020 was $151.0 million compared to $144.9 million for the year ended December 31, 2019.

Noninterest Income

Noninterest income for the quarter ended December 31, 2020 of $15.2 million was a $0.3 million, or 2.3%, increase from prior quarter and a $1.9 million, or 14.0%, increase from prior year same quarter.  The increase in noninterest income from prior quarter was primarily the result of increases in loan related fees ($0.4 million), securities gains ($0.3 million), gains on sales of loans ($0.1 million), and trust revenue ($0.1 million), partially offset by a decline in net gains on other real estate owned ($0.6 million).  The increase from prior year same quarter resulted from increases in gains on sales of loans ($1.9 million), loan related fees ($0.6 million), securities gains ($0.2 million), brokerage revenue ($0.1 million), and income from bankers’ title insurance ($0.1 million), partially offset by declines in deposit service charges ($0.6 million) and net gains on other real estate owned ($0.5 million).  Deposit service charges declined primarily due to the impact to overdraft income of a forgiveness period and higher customer liquidity resulting from the CARES Act.  Noninterest income for the year ended December 31, 2020 at $54.6 million increased $4.4 million, or 8.7%, compared to the year ended December 31, 2019.

Noninterest Expense

Two specific transactions significantly impacted our fourth quarter noninterest expense, as noninterest expense for the quarter ended December 31, 2020 of $33.6 million increased $4.2 million, or 14.1%, from prior quarter, and $4.4 million, or 14.9%, from prior year same quarter.  Personnel expense increased $4.0 million from prior quarter as the result of a $2.4 million charge to post retirement benefits related to our bank owned life insurance as additional liability was recognized for the lower long-term interest rate environment and increased life expectancy in updated mortality tables and a $1.3 million increase in our accruals for payments to employees as the Board of Directors approved a payment to recognize employees for their extraordinary efforts as essential workers during the COVID-19 crisis.  The quarterly increase in personnel expense also included a $0.2 million increase in salaries and a $0.1 million increase in the cost of group medical and life insurance.  Other factors affecting noninterest expense quarter over quarter included increases in data processing expense ($0.2 million), net other real estate owned expense ($0.2 million), operating losses ($0.2 million), and advertising ($0.1 million), partially offset by declines in legal fees ($0.3 million) and repossession expense ($0.2 million).  Noninterest expense for the year ended December 31, 2020 was $1.0 million below the year ended December 31, 2019.

Balance Sheet Review

CTBI’s total assets at $5.1 billion increased $118.7 million, or 9.4% annualized, from September 30, 2020 and $773.1 million, or 17.7%, from December 31, 2019.  Loans outstanding at December 31, 2020 were $3.6 billion, a decrease of $3.7 million, an annualized 0.4%, from September 30, 2020 but an increase of $305.5 million, or 9.4%, from December 31, 2019.  We experienced an increase in the indirect consumer loan portfolio during the quarter of $4.4 million, offset by decreases of $5.8 million in the commercial loan portfolio, $0.9 million in the residential loan portfolio, and $1.4 million in the direct consumer loan portfolio.  CTBI’s investment portfolio increased $48.4 million, or an annualized 20.3%, from September 30, 2020 and $397.4 million, or 66.0%, from December 31, 2019.  Deposits in other banks increased $84.4 million from prior quarter and $78.0 million from prior year same quarter.  Deposits, including repurchase agreements, at $4.4 billion increased $110.0 million, or an annualized 10.3%, from September 30, 2020 and $739.5 million, or 20.4%, from December 31, 2019.

Shareholders’ equity at December 31, 2020 was $654.9 million, a $10.4 million increase from the $644.4 million at September 30, 2020 and a $40.0 million increase from the $614.9 million at December 31, 2019.  CTBI’s annualized dividend yield to shareholders as of December 31, 2020 was 4.16%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $26.6 million, or 0.75% of total loans, at December 31, 2020 compared to $29.9 million, or 0.84% of total loans, at September 30, 2020 and $33.6 million, or 1.03% of total loans, at December 31, 2019.  Accruing loans 90+ days past due decreased $0.9 million from prior quarter and $2.5 million from December 31, 2019.  Nonaccrual loans decreased $2.4 million during the quarter and $4.6 million from December 31, 2019.  Accruing loans 30-89 days past due at $12.5 million decreased $0.9 million from prior quarter and $10.5 million from December 31, 2019.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties at $7.7 million at December 31, 2020 was a $7.9 million decrease from the $15.6 million at September 30, 2020 and an $11.8 million decrease from the $19.5 million at December 31, 2019.  Sales of foreclosed properties for the quarter ended December 31, 2020 totaled $9.8 million while new foreclosed properties totaled $2.3 million.  At December 31, 2020, the book value of properties under contracts to sell was $1.2 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the fourth quarter 2020 totaled $0.4 million compared to $0.3 million in the third quarter 2020 and $0.9 million in the fourth quarter 2019.  As disclosed in our Form 10-K for the year ended December 31, 2019, CTBI is required to dispose of any foreclosed property that has not been sold within 10 years.  As of December 31, 2020, three foreclosed properties with a total book value of $0.2 million had been held by us for at least nine years.  One property totaling $6.8 million that had been held for nine years at September 30, 2020 was sold during the fourth quarter 2020.

Net loan charge-offs for the quarter ended December 31, 2020 were $0.9 million, or 0.10% of average loans annualized, compared to $1.1 million, or 0.12%, experienced for the third quarter 2020 and $1.5 million, or 0.19%, for the fourth quarter 2019.  Of the net charge-offs for the quarter, $0.5 million were in commercial loans, $0.5 million were in indirect consumer loans, and $21 thousand were in residential loans, while we had a $51 thousand recovery in indirect consumer loans.  Net charge-offs for the year ended December 31, 2020 totaled $6.2 million, or 0.18% of average loans, compared to $5.6 million, or 0.18% of average loans at December 31, 2019.

Allowance for Credit Losses

Allocations to the allowance for credit losses for the quarter ended December 31, 2020 totaled $0.9 million, a decrease of $1.5 million from prior quarter and $0.9 million from prior year same quarter.  Our reserve coverage (allowance for credit losses to nonperforming loans) at December 31, 2020 was 180.7% compared to 160.7% at September 30, 2020 and allowance for loan and lease losses to nonperforming loans of 104.4% at December 31, 2019.  Our credit loss reserve as a percentage of total loans outstanding at December 31, 2020 remained at 1.35% from September 30, 2020, above the allowance for loan loss reserve incurred loss model of 1.08% from December 31, 2019.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; the effects of the COVID-19 pandemic on our business operations and credit quality and on general economic and financial market conditions, as well as our ability to respond to the related challenges; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies, regulations, and enforcement actions could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $5.1 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2020
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income	$43,148	$43,626	$45,705	$176,441	$185,398
Interest expense	4,543	5,946	9,349	25,450	40,513
Net interest income	38,605	37,680	36,356	150,991	144,885
Loan loss provision	956	2,433	1,813	16,047	4,819

Gains on sales of loans	2,520	2,470	582	7,226	1,880
Deposit service charges	6,282	6,296	6,855	23,461	26,359
Trust revenue	2,786	2,692	2,739	10,931	10,804
Loan related fees	1,741	1,383	1,107	4,041	2,742
Securities gains (losses)	441	142	209	1,769	783
Other noninterest income	1,479	1,928	1,881	7,132	7,616
Total noninterest income	15,249	14,911	13,373	54,560	50,184

Personnel expense	20,106	16,137	15,961	66,427	63,027
Occupancy and equipment	2,595	2,724	2,687	10,649	10,845
Data processing expense	2,152	1,936	1,878	7,941	7,417
FDIC insurance premiums	320	295	-	1,056	266
Other noninterest expense	8,463	8,381	8,737	33,166	36,703
Total noninterest expense	33,636	29,473	29,263	119,239	118,258

Net income before taxes	19,262	20,685	18,653	70,265	71,992
Income taxes	3,436	3,238	2,645	10,761	7,452
Net income	$15,826	$17,447	$16,008	$59,504	$64,540

Memo: TEQ interest income	$43,336	$43,815	$45,881	$177,168	$186,169

Average shares outstanding	17,755	17,746	17,737	17,748	17,724
Diluted average shares outstanding	17,769	17,752	17,760	17,756	17,740
Basic earnings per share	$0.89	$0.98	$0.90	$3.35	$3.64
Diluted earnings per share	$0.89	$0.98	$0.90	$3.35	$3.64
Dividends per share	$0.385	$0.385	$0.380	$1.530	$1.480

Average balances:
Loans	$3,548,178	$3,539,520	$3,219,762	$3,453,529	$3,195,662
Earning assets	4,821,196	4,768,869	4,077,277	4,562,172	4,043,975
Total assets	5,092,100	5,035,874	4,362,271	4,838,160	4,328,024
Deposits, including repurchase agreements	4,310,970	4,276,496	3,627,825	4,079,810	3,610,589
Interest bearing liabilities	3,261,814	3,238,474	2,839,295	3,111,367	2,848,670
Shareholders' equity	652,827	642,306	613,728	635,978	595,337

Performance ratios:
Return on average assets	1.24%	1.38%	1.46%	1.23%	1.49%
Return on average equity	9.64%	10.81%	10.35%	9.36%	10.84%
Yield on average earning assets (tax equivalent)	3.58%	3.66%	4.46%	3.88%	4.60%
Cost of interest bearing funds (tax equivalent)	0.55%	0.73%	1.31%	0.82%	1.42%
Net interest margin (tax equivalent)	3.20%	3.16%	3.55%	3.33%	3.60%
Efficiency ratio (tax equivalent)	62.75%	55.99%	58.88%	58.30%	60.70%

Loan charge-offs	$1,961	$2,268	$2,568	$10,453	$9,736
Recoveries	(1,041)	(1,187)	(1,040)	(4,292)	(4,105)
Net charge-offs	$920	$1,081	$1,528	$6,161	$5,631

Market Price:
High	$38.50	$35.09	$47.54	$46.87	$47.54
Low	$27.74	$28.00	$40.88	$26.45	$38.03
Close	$37.05	$28.26	$46.64	$37.05	$46.64

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2020
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2020	September 30, 2020	December 31, 2019
Assets:
Loans	$3,554,211	$3,557,899	$3,248,664
Loan loss reserve	(48,022)	(47,986)	(35,096)
Net loans	3,506,189	3,509,913	3,213,568
Loans held for sale	23,259	20,125	1,167
Securities AFS	997,261	949,089	599,844
Securities HTM	-	-	517
Equity securities at fair value	2,471	2,212	1,953
Other equity investments	14,935	15,010	15,361
Other earning assets	286,074	201,651	208,094
Cash and due from banks	54,250	58,206	58,680
Premises and equipment	42,001	42,115	44,046
Right of use asset	13,215	13,536	14,550
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	133,996	143,074	142,733
Total Assets	$5,139,141	$5,020,421	$4,366,003

Liabilities and Equity:
Interest bearing checking	$78,308	$78,989	$51,179
Savings deposits	1,756,178	1,667,120	1,389,473
CD's >=$100,000	545,613	533,103	541,638
Other time deposits	495,058	511,106	557,522
Total interest bearing deposits	2,875,157	2,790,318	2,539,812
Noninterest bearing deposits	1,140,925	1,103,863	865,760
Total deposits	4,016,082	3,894,181	3,405,572
Repurchase agreements	355,862	367,788	226,917
Other interest bearing liabilities	58,736	60,641	66,162
Lease liability	13,972	14,257	15,185
Other noninterest bearing liabilities	39,624	39,104	37,281
Total liabilities	4,484,276	4,375,971	3,751,117
Shareholders' equity	654,865	644,450	614,886
Total Liabilities and Equity	$5,139,141	$5,020,421	$4,366,003

Ending shares outstanding	17,810	17,802	17,793

30 - 89 days past due loans	$12,465	$13,324	$22,945
90 days past due loans	17,133	17,989	19,620
Nonaccrual loans	9,444	11,880	13,999
Restructured loans (excluding 90 days past due and nonaccrual)	68,554	67,500	60,462
Foreclosed properties	7,694	15,586	19,480

Common equity Tier 1 capital	17.56%	17.25%	17.18%
Tier 1 leverage ratio	12.70%	12.65%	14.01%
Tier 1 risk-based capital ratio	19.25%	18.94%	18.94%
Total risk based capital ratio	20.50%	20.19%	20.05%
Tangible equity to tangible assets ratio	11.62%	11.68%	12.78%
FTE employees	998	966	1,000